EXHIBIT 10.9

Agreement between WorldCALL Public and Multinet Pakistan (Pvt) Limited

dated February 11, 2005

PAKISTAN 100 RS.

7

ONE HUNDRED RUPEES (۱۰۰) ایک سو روپیہ پاکستان

02 FEB 2005

3810

100

Hidayat M. Khan, Advocate.
Agreement between Multinet Pakistan (Pvt) Ltd & WorldCall Telecom Ltd

LONG HAUL PROJECT AND DARK FIBER LEASE AGREEMENT

This Agreement is made at Karachi on this the 11th of February 2005

Between

WorldCALL Telecom Limited, a limited liability company incorporated in Pakistan with its offices at 103, C-II, Gulberg III, Lahore (hereinafter referred to as "**WTL**", which expression shall, where the context permits, be deemed to mean and include its successors-in-interest and assigns) of the first part

And

Multinet Pakistan (Private) Limited, a limited liability company incorporated in Pakistan with its offices at No. 239, Fatima Jinnah Road, Karachi (hereinafter referred to as "**Multinet**", which expression shall, where the context permits, be deemed to mean and include its successors-in-interest and assigns) of the second part

Whereas WTL is engaged in provision of various telecommunication services including long distance and international services and wireless local loop services and for this purpose has acquired necessary licenses from the regulatory authorities;

And Whereas WTL has now decided that it does not wish to undertake the said project and has transferred to Multinet all of its information and entitlements in respect of the same;

And Whereas the Parties executed a Memorandum of Understanding dated 1st November 2004 regarding various matters pertaining to the project (the "MOU") and now wish to further formalise their relationship through a contract.

Now, therefore, in consideration of the mutual covenants hereinafter set forth and in consideration of the transfer of the Project (as hereinafter defined) to Multinet, the Parties hereto have agreed as under: -

1. Definitions

In this Agreement the following terms shall bear the following meanings:-

"Completion" means the completion of the entire Project so that the cable laid may be used for provision of telecommunication services;

"Confidential Information" means any information contained in the Project Documents or derived from or developed from the information contained in the Project Document or from the Project Documents or any information pertaining to the Project;

"Effective Date" means the date on which this Agreement is signed on behalf of WTL and Multinet;

"Network" means the backbone of optic fiber to be laid across Pakistan as per the lay out plan set forth in Schedule A hereto;

"NOC" No Objection Certificate

"NHA" National Highway Authority

"Project" means the long haul project consisting of installation of an optic fiber cable throughout Pakistan in a self healing three ring configuration the technical details and lay out plan of which are set forth in Schedule A hereto including all co-location centers established and all other items, material and facilities required to use and maintain the Network;

"Project Assets" means all assets constituting the Project including without limitation all optic fiber, cable accessories & cable test equipment, transmission equipment, ADMs, co-location centers, rights of way, permissions, consents, waivers and all other assets used in connection with or constituting the Project;

"Project Documents" means those documents in the possession of WTL pertaining to the Project details of which are set forth in Schedule B hereto;

"Right of Way (ROW)" Right of Way on the NHA and all Railway Crossings.

"Start Date" shall mean the date when WTL has delivered to Multinet all Project Documents and when WTL has transferred all "Right of Way" (ROW) blanket permissions (NOC's) to Multinet as per Schedule B hereto.

2. Transfer of Project

2.1 WTL confirms that it has at the request of Multinet, transferred all of its interest in the Project including all rights it may have in respect of the Project Documents and the Confidential Information to Multinet. Multinet acknowledges that all the Project Documents have been delivered by WTL to Multinet.

2.2 WTL agrees that it will use its best efforts to arrange for the transfer of the benefit of the right of way approval granted to World Call Telecommunications by the National Highway Authority ("NHA") dated 26.08.2004 in connection with the Project (the "NHA Consent) to Multinet or to otherwise arrange for the obtaining of the NHA Consent by Multinet.

2.3 WTL agrees that it will assist Multinet as regards use of or obtaining of any rights of way or permissions that have been accorded to WTL or any of its affiliated companies in connection with the Project.

3. Completion

3.1 Multinet agrees to undertake and complete the Project. The technical specifications of all cable that is laid shall conform to the following ITU specifications: G.655B set forth as per Schedule C hereto. The cable laying shall be undertaken in a proper manner that conforms to acceptable international standards. Multinet agrees that if it changes the lay out plan it shall ensure that any revised plan at a minimum includes those cities that have been included in the WTL lay out plan provided to Multinet and attached herewith as Schedule A.

3.2 Multinet undertakes to achieve or procure the achievement of Completion within two years from the Start Date. For the purposes of this Agreement the term "Start Date" shall mean the date when WTL has delivered to Multinet all Project Documents and when WTL has transferred all "Right of Way" (ROW) blanket permissions (NOC's) to Multinet as per Schedule B hereto.

3.3 Without prejudice to the obligation as regards Completion set forth in Clause 3.2 above, Multinet agrees to use its best efforts to comply with the deadlines and chronology set forth in the Project Roll Out as regards completion of various sections of the Project. As from the Start Date Multinet agrees to provide monthly written reports to WTL as regards progress of the Project and agrees to provide to WTL such other information and material as WTL may reasonably request regarding the Project and the progress thereof and agrees to provide nominees of WTL with access to the portions of the Project that they may reasonably require for inspection purposes to monitor progress.

3.4 Once each section of the Network is completed, Multinet agrees to maintain it so that it stays in sound working order and is able to be used to provide telecommunication services to International Standards. Any faults arising will be fixed as soon as possible and in case within deadlines which are standard in the industry.

3.5 Multinet acknowledges that completion of the Project as per the Completion deadline set forth in Clause 3.2 above is crucial for WTL's business interests and WTL will suffer loss and damage if there is any delay in this regard. Multinet agrees that it will be liable to pay liquidated damages to WTL for each day that Completion is delayed beyond a period

of two years calculated at the rate of US $ 12,000 per day. This liquidated damages amount will be reduced on a pro rata basis if a portion of the Network has been completed and the Pair in respect of the same handed over to WTL. So, for example, if 20% of the Network has been completed and handed over to WTL, the liquidated damages amount will be reduced by 20%. The Parties acknowledge that these liquidated damages constitute a reasonable pre-estimate of the actual loss that WTL will suffer arising from failure to complete the Project on time. Multinet will be liable to pay liquidated damages against invoices of WTL which invoices may be submitted on a weekly basis and will be payable within one week of their submission.

3.6 In the event that Multinet, after the "Start Date" of the project, does not wish to continue with this project as contemplated by the terms of this agreement, Multinet will be liable to make payment to WTL of US$ One Million as liquidated damages of the loss that WTL will suffer arising from such breaches.

4. Lease of Pair of Dark Fiber

4.1 Multinet hereby agrees that WTL will be leased a pair (2 strands) of dark fiber on the entire network comprising the Project (the "Pair"). The first available Pair will be leased to WTL. The said Pair is hereby leased to WTL for a rental of Rs. 100 (Rupees one hundred) per month payable monthly in arrears against an invoice of Multinet. The duration of the lease will initially be for a period of twenty-five years from the Effective Date which period may be extended on identical terms for a further period of twenty-five years by WTL giving notice of the required extension to Multinet at least one month prior to the expiry of the initial twenty five year lease.

4.2 Multinet may not without the prior written consent of WTL transfer or create any charge or security interest over any part of the Project Assets to be leased to or used by WTL comprising the Pair of optic fiber and any space provided to WTL in co-location centers.

4.3 Multinet will provide to WTL space in all co-location centers of Multinet along the Network which is required by WTL on terms and conditions mutually to be agreed between WTL and Multinet provided that the rent and charges payable by WTL for use of the same shall be at least 30% lower than the lowest rates charged by Multinet to third parties. Nominees of WTL will be allowed access to the co-location centers to maintain and operate equipment of WTL installed therein.

4.4 WTL and Multinet may, on terms to be mutually agreed, enter into service level agreements providing for the provision of maintenance, technical and other services by Multinet to WTL in connection with the Network.

4.5 Multinet agrees that it will complete and make available and provide access to Pairs to WTL on a section-by-section (i.e. ADM to ADM) basis as contemplated by the Project Roll Out and the first available Pair in a particular segment will be made available to / leased to WTL. When a particular section of the Network is complete WTL will be notified by Multinet and on demand by WTL, the relevant Pair in the section will be handed over to WTL.

4.6 WTL may in its discretion install its own transmission equipment on the Pair and may light up the Pair.

4.7 WTL will have the discretion to terminate the Pair leased to WTL at such locations and points as it may desire and Multinet agrees to co-operate with WTL to enable WTL to undertake such termination.

4.8 The Parties acknowledge that they are regulated by the Pakistan Telecommunication Authority ("PTA") in the conduct of their business. If PTA requires any amendment to the terms hereof or requires any confirmation or special form of agreement, the Parties agrees to undertake or enter into the same.

4.9 WTL agrees that it will not sell the Pair leased to any third party.

5. Security

5.1 To secure performance by it of its obligations under this Agreement (including payment of any liquidated damages), Multinet will provide a guarantee from either Adamjee Insurance Company or EFU Insurance Company (or such other insurance company as is acceptable to WTL) in an amount of Rs. 60 million within ninety days of the Effective Date. Such guarantee will be in a form acceptable to WTL and will provide for payment against certification by WTL that it has suffered loss and damage as a result of breach of this Agreement by Multinet and will remain valid for a period of one month after Completion and hand over to WTL of the Pair leased to it over the entire Network.

5.2 If Multinet fails to provide the insurance guarantee identified above within the said ninety day period, WTL may terminate this Agreement without any further liability to Multinet and (without prejudice to Multinet's liability for breach of this Agreement) all Project Documents and all interest in the Project which WTL has transferred to Multinet under this Agreement shall on such termination be deemed to vest in WTL without any further act of the Parties.

6. Representations and Warranties

Each Party represents and warrants to the other that:

(a) it is a company duly incorporated under the laws of Pakistan;

(b) it has power and authority to enter into and perform this Agreement and the transactions contemplated by it and its entry into and performance of this Agreement and the transactions contemplated by it does not constitute a breach of any obligation or default of any agreement by which it is bound and the person executing this Agreement on behalf of such Party is duly authorised to do so;

(c) nothing contained herein conflicts with any of the provisions of the Memorandum and Articles of Association or similar or other documents relating to the incorporation of such Party.

7. Disputes

The provisions contained in this Clause shall survive the termination and/or expiration of this Agreement. Arbitration under this Clause shall be a condition precedent to any other action under law.

The Parties shall use their best efforts to settle amicably all disputes arising out of or in connection with this Agreement or its interpretation. Any dispute between the Parties as to matters arising under this Agreement which cannot be settled amicably within seven days after receipt by one Party of the other Party's written request for amicable settlement may be submitted by either Party to arbitration in accordance with the provisions set out below.

The arbitration proceedings shall be conducted in accordance with the Arbitration Act, 1940 or any amendment or re-enactment thereof and the rules made thereunder. Each dispute submitted by a Party shall be heard by a sole arbitrator appointed by the Parties who shall be a retired judge of a High Court or of the Supreme Court of Pakistan.

Arbitration proceedings shall be held in Lahore/Karachi, Pakistan. The language of any arbitration proceedings shall be English.

In any arbitration proceedings under this Agreement, the decision of the arbitrator shall be final and binding.

8. Confidentiality

Each Party, its contractors/employees/personnel or any of them shall not, either during the term of this Agreement or after the expiration of this Agreement, disclose any information relating to this Agreement or relating to the other Party's business or operations without the prior written consent of the other Party, unless such disclosure is required by law or regulation of Pakistan or such information has entered the public domain other than by a breach of this Agreement. Each Party shall ensure that its contractors/employees/personnel are bound by and comply with the requirement of confidentiality set out in this Article.

9. Good Faith

The Parties undertake to act in good faith with respect to each other's rights under this Agreement and to adopt all reasonable measures to ensure the realization of the objectives of this Agreement.

10. Entire Agreement

This Agreement along with the MOU constitutes the entire agreement between the Parties in respect of the subject matter hereof and hereby cancel and supercede any and all prior oral or written agreements or understandings between the Parties. No agent or representative of either Party has authority to make, and the Parties shall not be bound by or liable for, any statement, representation, promise or agreement not set forth in this Agreement or the MOU. In the event of a conflict between the provisions of the MOU and the provisions of this Agreement, the provisions of this Agreement shall prevail.

11. Modification

Modification of the terms of this Agreement may be only made by written agreement between the Parties.

12. Governing Law

This Agreement shall be governed by and construed in accordance with the laws of Pakistan.

13. Partial Invalidity

If any provision of this Agreement is prohibited, unenforceable, void or invalid, that shall not invalidate, or otherwise affect the enforceability of the remaining provisions hereof.

14. Notice

14.1 Any notice, correspondence, request, approval, or consent of either Party with reference to this Agreement shall be in writing and in English, and shall be sent by hand delivery, by prepaid registered airmail or fax or email transmission (confirmation copy being followed by mail/courier) to the address of the recipient set forth below:

To WTL:

WORLDCALL TELECOM LIMITED
103-C-II, Gulberg-III, Lahore, Pakistan

Attention: Mr. Muhammad Rashid Shafi
Tel: +92.300.848.2998
Telefax: +92.42.575.7590
Email: rs@worldcall.net.pk

To Multinet:

MULTINET PAKISTAN (PVT) LTD
239 Staff Lines,
Fatima Jinnah Road
Karachi, Pakistan

Attention: Mr. Nasser Khan Ghazi
Tel: +92.111.021.021
Telefax: +92.21.565.6480
Email: nkg@multinet.com.pk

14.2 Either Party, by written notice to the other Party, may change the address to which such communications shall be directed.

14.3 Unless otherwise specifically provided in this Agreement, communications pursuant to this Clause 14 between the Parties shall be considered as given on the date of delivery if sent by hand delivery; on the seventh (7th) day after posting if sent by registered airmail, and on twenty-four (24) hours after transmission if sent by telefax or email (the confirmation of which shall be followed by mail/courier).

IN WITNESS WHEREOF, the Parties have executed this Agreement on the day and year first above written.

For and on behalf of WTL
By: MUHAMMAD RASHID SHAFI

For and on behalf of Multinet
By: NASSER KHAN GHAZI

Witness 1: Syed Aman Aslam
ID# 42301-7019434-5

Witness 2: UMAIR PERVEZ
ID# 42301-4039839

SCHEDULE - A

WORLDCALL LONG HAUL PROJECT DETAILS

1.1 INTRODUCTION

WorldCall Telecommunications, currently the leading private telecom operator in Pakistan, wants to build a Long Haul Network using SDH and DWDM technology forming three Self Healing Rings. This project will lay 4,000 Km of Optical Fiber Cable nationwide. This will also provide enhanced profitability and quality of service of current telecom resellers such as payphone operators, pre-paid calling card providers, mobile phone companies, and corporate business centers. By connecting to super Headends, customers will also be able to receive 100 plus channels via cable TV and broadband transmission that will ensure the prompt transfer of heavy data service. This service will link all of Pakistan, providing a timely link to the biggest and busiest cities of the country.

1.2 LONG HAUL OPTICAL FIBER NETWORK

The proposed backbone Optical Fiber network will consist of Optical Fiber cables laid between Karachi and Peshawar on main as well as on alternate routes thus forming the configuration of ring network as shown in the attached drawing No. 01. In addition, spur links are proposed to connect Sargodha, Abbotabad and Quetta with the backbone optical Fiber network. The spur link to Sargodha will be laid in the first phase while the spur links to Abbotabad & Quetta shall be laid in the second phase. The Optical Fiber Cable shall consist 24 Fibers, 12 Fibers shall be in accordance with ITU-T specifications G.652 and 12 Fibers as per ITU-T specifications G.655. The proposed route of the Optical Fibre Backbone Network is shown in Drawing No. 01 attached hereto. The Long Haul Optical Fiber Network in first phase shall connect 26 major cities of Pakistan in three self-healing rings configuration and one city as terminal as shown in the attached drawing No. 02 attached hereto . Since most of the other important cities of Pakistan fall on the proposed main & alternate route, the same cable shall be used to connect about 70 more cities as shown in the attached drawing No. 03 attached hereto in the second phase. Network Management Centre NMC shall be established in Lahore and Network Operation Centers NOCs shall be placed in Karachi, Sukkur, Multan and Islamabad for the maintenance and management of the network and to provide customer services.

1.3 COMPONENTS OF SERVICE AREAS

The objective of this project is to construct SDH/DWDM Long Haul network. The network will leverage following core components for all new service areas, i.e.

(a) Establishment of Long Haul SDH/DWDM Network for Worldcall's own media requirements and lease of media to other Telecom Operators, TV channels, DNOPs, ISPs etc. in Pakistan.
(b) The network will provide Add/Drop stations and terminal for media interfacing.
(c) Network Management Centre NMC (NMS Host)
(d) Network Operations Center NOC (NMS Work Station)
(e) Customer Service Center

1.4 BASIC NETWORK ARCHITECTURE

Two options regarding capacity of system to be installed were under consideration i.e. either to install 2.5G SDH system or to install DWDM System with 32 wavelengths. The network will consist of 26 Add/Drop stations, one Terminal station and 13 Regenerator stations (or 15 OLAs for DWDM). The Long Haul Network is designed in three Self Healing Rings to provide redundancy. The traffic on Network shall not be disturbed if the cable is damaged. However, the network before completion has to be extended to operate for

PROPOSED ROUTE OF OPTICAL FIBER BACKBONE NETWORK OF WORLDCALL TELECOM LTD.



MARDAN
PESHAWAR
ISLAMABAD
JHELUM
BANNU
RING NO. 01
GUJRAT
SIALKOT
SARGODHA
GUJRANWALA
D.I.KHAN
SHIEKHUPURA
LAHORE
OKARA
41 Km
SAHIWAL
QUETTA
MULTAN
BAHAWALPUR
RING NO. 02
R.Y.KHAN
SHIKARPUR
LARKANA
SUKKUR
DADU
RING NO. 03
NAWAB SHAH
HYDERABAD
KARACHI
LEGEND:
OPTICAL FIBER CABLE ON MAIN ROUTE
ADD/DROP STATIONS ON MAIN ROUTE
OPTICAL FIBER CABLE ON ALT. ROUTE
ADD/DROP STATIONS ON ALT. ROUTE
OPTICAL FIBER CABLE ON SPUR ROUTE
ADD/DROP STATION ON SPUR ROUTE

DRAWING NO: 01

PROPOSED DWDM SYSTEM WITH 10GB MULTIPLEXERS IN BOTHWAY SELF HEALING RINGS CONFIGURATION ON NATIONAL BACKBONE ROUTE FOR WORLDCALL TELECOM. LTD



RING NO: 03
RING NO: 02
RING NO: 01

LEGEND:

- DWDM TERMINALS WITH 10 GB ADD / DROP MULTIPLEXER
- DWDM TERMINALS WITH 10 GB MULTI ADD/DROP MULTIPLEXER
- OPTICAL LINE AMPLIFIER (OLA)
- 2.5 GB TERMINAL MULTIPLEXER
- OPTICAL FIBER CABLE

TOTAL NODES:

DWDM WITH 10GB ADM = 22
DWDM WITH 10GB MULTI-ADM = 04
OPTICAL LINE AMPLIFIERS (OLA) = 15
2.5 GB TERMINAL MULTIPLEXER = 01

DRAWING NO: 02

PROPOSED SDH/DWM SYSTEM BOTHWAY SELF HEALING RINGS ON NATIONAL BACKBONE ROUTE IN PAKISTAN FOR WORLDCALL TELECOM LTD.


RING NO: 03
RING NO: 02
RING NO: 01
LEGEND:
ADD / DROP MULTIPLEXER
ADD/DROP MULTIPLEXER
TERMINAL MULTIPLEXER
REGENERATION
OPTICAL FIBER CABLE
TOWNS LIKELY TO BE ON CONNECTED ON OPTICAL FIBER IN FUTURE
TOTAL NO. OF CITIES PRESENTLY PLANNED TO BE CONNECTED ON OPTICAL FIBER: = 27 (Shown in red)
TOTAL NO. OF CITIES LIKELY TO BE CONNECTED IN FUTURE ON AVAILABLE OPTICAL FIBER: = > 70 (Shown in Blue)

DRAWING NO. 03

PROJECT DOCUMENTS

1. Project Technical Plan working sheets
2. Project estimated cost along with working sheets
3. Project roll out plan
4. Request for Quotation (RFP):
    a. Procurement of Optical Fibre Cable
    b. Procurement of Cable Accessories and Test Equipment
    c. Procurement of SDH/DWDM equipment, Transmission Test Equipment and installation, testing & commissioning services
    d. Procurement of services for the execution of Optical Fibre cable laying, splicing, testing etc. including materials
5. Bids for item 4a to 4d above
6. Contract for Optical Fibre cable to LG Korea
7. Permission of Right of Way from NHA (blanket approval for all roads falling under the jurisdiction of NHA)
8. Approval of NHA for payment of one year advance charges instead of five years.
9. Route Survey Data in terms of Bill of Quantities (BOQ) for complete route.
10. Route Survey Data for Railway Crossings, Bridges, route lengths (NHA, Provincial Highway, Metro (Pakka-Kachha)) etc. for whole route.
11. Around 60% drawing for submission of ROW cases to Railways
12. Around 30% drawing for submission of ROW cases to NHA, PHA, Metros etc.
13. Draft letter of Intent as exchanged between Frontier Works Organization and WTL for execution of cable laying services in Ring-01 and 02
14. Draft letter of Intent as exchanged between Sachhal and WTL for execution of cable laying services in Ring-03

WOFC-1

TECHNICAL SPECIFICATIONS OF OPTICAL FIBRE CABLES For WORLDCALL BACKBONE NETWORK

1. GENERAL

1.1 SCOPE

This specification covers the minimum standards and requirements for the construction, material specifications, testing and packing of outdoor single mode optical fibre cables to be used in the telecommunications network of WorldCALL Telecommunications Limited hereinafter WorldCALL.

Optical fibre cables purchased in compliance with this specification are to be used in the telecommunications network on long distance backbone routes. The cable should contain 12 Fibers according to ITU-T specifications G.652 and 12 Fibers according to ITU-T specifications G.655. The cable may be hauled into ducts or sub-ducts or direct buried by ploughing or trenching. The cables shall be filled loose tube type. It shall incorporate a non-metallic or metallic (unless ordered as metal free for installation in areas of high lightning activity or where proper separation from power cables is unavoidable) moisture barrier.

1.2 PATENT RIGHTS

WorldCALL can not guarantee that any of the requirements, standards regulations and conditions of this specification are not covered or protected by copy right or patent of a third party.

WorldCALL reserves the right to make changes to the specification without further notice.

2. APPLIED STANDARDS

Following standards (not provided as part of the specification) shall be applied and deemed to be an integral part of this specification:

i. **ASTM B 736** Standard specification for aluminium, aluminium alloy and aluminium clad steel cable shielding stock.

ii. **ASTM D 92** Standard test method for flash and fire points by Cleveland open cup.

iii. **ASTM D 566** Standard test method for dropping point of lubricating grease.

iv. **ASTM D 974** Standard test method for acid and base number by colour indicator titration.

v. **ASTM D 1248** Standard specification for polyethylene plastics moulding and extrusion materials.

vi. **ASTM D 1603** Test method for Carbon Black in Olefin Plastics.

vi. **ITU-T G.650** Test methods of single mode Fibres.

vii. **ITU-T G.652** Characteristics of single-mode optical fibres.

viii. **IEC 793** Optical Fibres Part 2 – Product Specification.

ix. **IEC 794** Optical Fibre Cables, Part 1 Generic Specification.

x. **ISO 9002** Quality systems Model for quality assurance in production and installation.

xi. **Federal Test** Method 321.1, Oil Separation from Lubricating Grease (Static Technique)

xii **TIA/EIA-598-A** Fibre colour coding

3. DEFINITIONS

3.1 Definitions applied throughout this specification are as follow: -

3.1.1 **The Tenderer**
An individual/establishment submitting offer/offers to supply optical fibre cables.

3.1.2 **Manufacturer**
The organization, responsible for the actual production of the cable. Not a trading company or other intermediary.

3.1.3 **Contractor**
The successful individual or establishment, who is awarded a contract to supply materials and equipment.

3.1.4 **The Inspector(s)**
The Engineer (s) acting on behalf of WorldCALL for the inspection and test of materials during manufacture and at the time of receiving materials.

3.1.5 **Fibre**
The drawn coated optical fibre.

3.1.6 **Single Mode**
The transmission mode of the modulated light signal may be used interchangeably within this document with the term "Mono Mode".

3.1.7 **Primary Coating**
The first layer of inert material applied to the fibre immediately after being drawn from a preform and can be readily removed for splicing purpose without damage to the fibre.

3.1.8 **Loose Tube**
The loose tube that surrounds the primary coated fibre may also be referred to as secondary containment.

3.1.9 **Strength Member**
The component of the assembled cable which is designed to provide sufficient strength to the cable to ensure that the fibres are not strained beyond their permissible limits taking into account the dynamic strain introduced by all forces to which the cable is likely to be subjected.

3.1.10 **Cable Core**
The assembled cable components, which are normally contained within the moisture barrier.

3.1.11 **Wrapping**
Non-metallic barrier tape, which surrounds the cable core.

3.1.12 **HDPE**
High-density polyethylene.

3.1.13 **MDPE**
Medium-density polyethylene.

3.1.14 **LDPE**
Low-density polyethylene.

3.1.15 **Fibre Core**

The central region of the optical fibre through which most of the optical power is transmitted.

3.1.16 Cladding

The dielectric material of an optical fibre surrounding the core with a different refractive index from core.

3.1.17 Cladding Surface

The outer surface of the glass, which comprises the optical fibre.

3.1.18 Non-Circularity of the Cladding Surface

The difference between the maximum cladding surface diameter (Dmax) and minimum cladding surface diameter (Dmin) divided by the nominal cladding diameter (D).

3.1.19 Core / Cladding Concentricity Error

The distance between the core centre and the cladding centre divided by the core diameter.

3.1.20 Refractive Index Profile

The distribution of the refractive index along the diameter of an optical fibre.

3.1.21 Attenuation Coefficient

The attenuation of the fibre per unit length. It is expressed in dB/Km.

3.1.22 Chromatic Dispersion

The spreading of light pulse per unit source spectrum width in optical fibre caused by the different group velocities of different wavelengths composing the source spectrum.

3.1.23 Cutoff Wavelength

The cutoff wavelength is the wavelength at which the second order LP11 mode ceases to propagate in the fibre.

3.1.24 Chromatic Dispersion Coefficient

The Chromatic dispersion per unit source spectrum width and unit length of fibre. It is expressed in ps/nm.km.

3.1.25 Zero Dispersion Wavelength

The wavelength at which the chromatic dispersion vanishes.

3.1.26 Zero Dispersion Slope

The slope of the chromatic dispersion coefficient versus wavelength curve at zero dispersion wavelength.

3.1.27 Differential Group Delay (DGD)

It is the time difference in the group delays of the principal states of polarization

3.1.28 Polarization Mode Dispersion (PMD)

Dispersion of an optical signal due to the different polarizations of light traveling at different speeds through optical fiber.

3.2 OPTICAL FIBRE CABLE IDENTIFICATION CODES

3.2.1 First Letter

Optical Fibre (F)

3.2.2 Second Letter Identifying First Protection Sheath (Type of its Material)

Polyethylene	(P)
Flame Retardant	(R)

3.2.3 Remaining Subsequent Identification Letters

Loose tube Filled Cable	(F)
Loose tubes in Slotted core	(C)
Metallic moisture barrier	(B)
Non-metallic cable	(N)
Polyethylene outer protection	(E)
Corrugated steel tape armour	(S)
Steel wire armour	(W)

3.2.4 Following Numbers

Number of fibres.

3.2.5 As an example code FPFBSE/12 shall indicate fibre optic cable, polyethylene sheathed, Loose tube filled, metallic moisture barrier, corrugated steel tape protection and outer polyethylene protection with 12 fibres.

4. FIBRE OPTIC CABLE CONSTRUCTION DESIGN

4.1 CABLE SIZES

Fibre-count per loose-tube in filled loose-tube design may be as per Table below.

Cable Size (Fibres)	Fibres/Loose Tube (maximum)
6	2
12	4
18	4
24	6
36	6
48	8
72	12
96	12

4.2 LONG TERM PERFORMANCE REQUIREMENTS

4.2.1 All cables supplied in compliance with this specification shall be capable of withstanding the typical service conditions of Pakistan for a period of forty (40) years without detriment to the transmission or operation and maintenance characteristics of the cable.

4.2.2 Cable shall be designed, manufactured and packaged so that exposure to the environmental conditions of Pakistan during storage, transport, installation, operation and the environmental conditions to be expected during the storage and transport of cable outside Pakistan shall not degrade the physical, transmission or operation and maintenance characteristics of the cable.

4.2.3 The cable shall retain the transmission and mechanical properties in the specifications over working temperature range – 15°C to 70°C and humidity range of 0% to 100%.

4.3 CABLE CONFIGURATION

The cable shall be of loose tube design. The cable design from the centre to the outer sheath shall conform to following configurations:-

4.3.1 Filled Loose Tube Design

i. A central strength member or an anti-buckling element if a sheath strength member is used.
ii. A sheath over the central strength member when required to increase the diameter.
iii. Colour coded loose tubes containing a filling compound.
iv. The loose tubes are assembled around the central strength member in a single layer. This layer may also incorporate filler units if required. The filler units shall be coloured differently to the loose tubes.
v. A filling compound, which shall fill all interstices of the core.
vi. A wrapping around the core (not needed with "water swell able tape" moisture barrier design).
vii. A longitudinal identification tape.
viii. A sheath strength member if required.
ix. A moisture barrier, which may be metallic or non-metallic.

x. A first inner sheath of LDPE or MDPE for direct buried cable.

xi. A corrugated steel tape armour protection for direct buried cables shall be applied between two sheaths with a viscous flooding compound on inner side.

xii. Outer sheath of tough weather resistant sheathing grade of polyethylene shall be used (outer sheath means second sheath for direct buried cable and the only sheath for duct cable).

5. FIBRE OPTIC CABLE MATERIAL SPECIFICATIONS AND THEIR TEST REQUIREMENTS

5.1 GENERAL

5.1.1 This part of the specifications describes the fibre optic cable material specifications and their test requirements to be applied for the determination of its physical, chemical, optical environmental and mechanical requirements.

5.1.2 The requirements of this section refer to completed cable or material removed form completed cable unless specifically specified otherwise.

5.1.3 All materials used in the cable shall be non-toxic and dermatologically safe.

5.1.4 **Hydrogen Generation**
The materials and design of cable shall be such that there is no possibility of the production or presence of hydrogen within the cable in sufficient quantities to degrade the transmission properties of the fibres.

5.2 TEST REPORT

5.2.1 In order to assure the quality of purchased cable, tenderers are required to supply Type Approval (TA) and Routine Quality (RQ) test results reports.

5.2.2 **Testing For Type Approval (TA)**

5.2.2.1 Type testing results, samples and reports are required for acceptance of new designs and materials to assure that the product have been designed to provide fault free operational service for the specified lifetime of the cable.

5.2.2.2 Type approval shall not be granted until a TYPE APPROVAL sample has been evaluated by WorldCALL. In case appropriate samples are not available until manufacture an INTERIM TYPE APPROVAL may be granted on the basis of the compliance statement and other information from the manufacturer. However, sample testing must be carried out by WorldCALL inspectors for type approval prior to delivery.

5.2.2.3 Tenderers are advised not to proceed with manufacture until written type approval or interim type approval has been issued to them for all type approval requirements in the specifications.

5.2.2.4 Tenderers are required to ensure that supplied cable fully complies with Type Approval (TA) testing requirements. Although WorldCALL has designated certain tests as Type Approval Tests, but the tenderer may find it necessary to perform some of the tests on a regular routine quality check basis.

5.2.2.5 Testing requirements for Type Approval are identified by (TA).

5.2.2.6 Type Approval Test Samples Shall Include:

i. Two five (5) meter length of each type of cable.
ii. Two samples of one Kg raw material polyethylene.
iii. Two samples of half kg of filling compounds.

5.2.3 **Tests For Routine Quality**

Routine quality tests are the tests conducted on a regular basis, such as every cable drum to assure that manufactured items conform to specification and that the manufacturing process is under control. Routine Quality tests are identified by (RQ). Testing frequencies are described in detail in clause 6. Unless stated otherwise sample sizes shall be at least 5 random samples.

5.3 STRENGTH MEMBER

5.3.1 The primary function of the strength member is to provide the cable with stress and strain characteristics, which will prevent the optical fibres from being stressed during installation, in service and during operation & maintenance procedures. Two designs of strength member are acceptable, a central strength member or a sheath strength member. A combination of the two designs is also acceptable.

5.3.2 Central strength members shall be non-metallic material fibreglass or fibre reinforced plastic which shall neither be affected by, nor affect the filling compound or any other components of the cable.

5.3.3 If the central strength member is required to be a minimum diameter a sheath may be extruded over the central strength member. The central strength member sheath shall consist of polyethylene or other suitable material, which shall neither be affected by, nor affect the filling compound or any other components or material of the cable.

5.3.4 Sheath type strength members shall be manufactured from aramid cords or similar non-conductive, high tensile strength, high Young's modulus and low elongation material.

5.4 CORE FILLING

In order to avoid moisture infiltration in cable core either some core filling jelly compound or dry water-blocking technology capable of halting the ingress of water into or along the cable core.

5.4.1 **Dry Water Block**

Dry water-blocking technology may be used to prevent moisture penetration into or along the cable.

5.4.2 **Core Filling Compound**

All interstices of the cable core shall be completely filled with a cable filling compound complying with the requirements of clause 5.4.3.

5.4.3 Requirements of Core Filling Compound

5.4.3.1 **Type**

The filling compound shall be synthetic cable filling compound suitable for use in tropical climates. It shall be natural in colour.

5.4.3.2 **Drop Point (RQ)**

The drop point when measured in accordance with the test method of ASTMD 566 shall be at least 85°C.

5.4.3.3 **Flash Point (RQ)**

The flash point when measured in accordance with the method of ASTMD 92 shall be at least 200°C.

5.4.3.4 **Total Acid Value (RQ)**

The permissible value of acid when tested in accordance with ASTMD 974 shall be no more than the equivalent of 0.1 mg of potassium hydroxide per gram of filling compound.

5.4.3.5 **Oil Separation (RQ)**

When tested according to Federal Test Method 321.3 for 7 days at 60 ± 2°C the oil separation shall not exceed 6%. The loss by evaporation shall not exceed 0.1%. The values obtained shall be reported.

5.4.3.6 **Compatibility**

The filling compound shall be compatible with all other components of the cable, which it contacts, and not affect the long-term stability of any of the other cable components.

5.5 LOOSE TUBES

5.5.1 The loose tubes protect the optical fibres from axial or radial stresses by allowing free movement of fibres within the tube.

5.5.2 The loose tube's secondary containment shall consist of polyamide or PBT material.

5.5.3 The loose tubes shall be easily removable for a length of 2.0 meters by the standard tools and techniques without causing damage to the fibres or primary coating.

5.5.4 The loose tubes shall contain fibres as per clause 4.1.

5.5.5 The space around the primary coated fibre shall be completely filled with a filling compound, which shall allow free movement of the fibres within the tubes. The compound shall comply with the following requirements.

5.5.5.1 The filling compound shall be compatible with the primary coating, the loose tubes and any other component or material of the cable which it may contact.

5.5.5.2 The compound shall allow free movement of the fibre in the tube.

5.5.5.3 The filling compound shall not be silicon based.

5.6 OPTICAL FIBRES

The fibres shall consist of single-mode, step index, glass core, glass cladded fibres complying fully with ITU-T Recommendation G.652 and G.655. Either the fibre or the cable manufacturer shall perform the following tests.

5.6.1 All optical fibres shall maintain their geometrical properties for the required life, 40 years, of the cable.

5.6.2 Mode Field Diameter (RQ)

The value of the mode field diameter of G.652 Fibers at 1310 nm shall be within 8.6-9.5 um. The value of the mode field diameter of G.655 Fibers at 1550 nm shall be within 9.1-10.1 um. The mode field diameter deviation shall not exceed ±0.7μm.

5.6.3 Mode Field Concentricity Error (RQ)

The mode field concentricity error shall not be more than 1.0 μm measured at 1310 nm.

5.6.4 **Cladding Diameter (RQ)**

The cladding diameter shall be 125 ± 1μm.

5.6.5 **Cladding Non-Circularity (RQ)**

The cladding non-circularity of G.652 Fibers shall not exceed 2.0%. The cladding non-circularity of G.655 Fibers shall not exceed 1.0%.

5.6.6 ***Core/Clad Concentricity Error (RQ)***

Core/clad concentricity error of G.652 Fibers shall not exceed 0.8μm. Core/clad concentricity error of G.655 Fibers shall not exceed 0.6μm.

5.6.7 **Fibre Tensile Test (TA)**

The tensile strength of the primary coated fibres shall be a minimum of 400 Mpa.

5.6.8 **Fibre Strain Proof Test (RQ)**

The coated fibre, prior to cabling shall be tested according to the constant strain method of IEC 793 Part 2. Tenderers shall submit typical proof test results for approval.

5.6.9 **Macro Bending Performance**

5.6.9.1 **Macro Bending Loss (TA)**

Macro bending loss shall be measured by forming 100 turns of fibre on a mandrel of 75 mm diameter. The attenuation increase shall not exceed 0.5 dB at 1550 nm.

5.6.9.2 **Long Term Minimum Bending Radius (TA)**

Tenderers shall state the minimum bending radius that their fibre can sustain for 40 years life. The minimum bending radius shall be at least 35 mm.

5.6.9.3 **Loss at Small Bending Radii (TA)**

In order to gain further information about the fibre's bending characteristics, tenderers shall also provide graphs of bending diameter in "mm vs. attenuation (dB/loop)" for loop diameters of 100 mm to 10 mm in 5 mm steps, at 1310 nm and 1550 nm wavelengths. These results are for information only and shall not be used for acceptance or rejection.

5.6.10 No jointed fibres are allowed in cable purchased according to this specification.

5.6.11 All fibres in any cable supplied under the same contract must be of the same type from the same manufacturer.

5.6.12 **Optical Fibre Primary Coating**

The optical fibre's primary coating shall conform to following requirements.

5.6.12.1 The fibre coating may consist of one or more coatings.

5.6.12.2 The coating/coatings shall consist of a heat or ultra violet cured acrylic material or a suitable alternative, which is compatible with all components and materials of the cable.

5.6.12.3 The diameter of the coating shall be 250 ± 15 μm (RQ).

5.6.12.4 The coating shall be easily removable without damage to the fibre. If the tenderer recommends a mechanical removal method the tensile force exerted on the fibre during removal shall not exceed the tensile force during proof testing.

5.6.12.5 If chemicals are required to soften the coating they shall be non-toxic and dermatologically safe.

5.6.13 Fibre Identification

5.6.13.1 Loose tubes shall be colour coded so that the first and second tubes are coloured blue and orange respectively. All remaining tubes shall be of natural colour.

5.6.13.2 For cables containing more than one fibre per loose tube, each fibre shall be colour coded as per TIA/EIA-598-A Standard as below

FIBRE NUMBER	COLOUR
1	Blue
2	Orange
3	Green
3	Brown
4	Slate
5	White
6	Red
7	Black
8	Yellow
9	Violet
10	Rose
11	Aqua

Table: Colour code for fibre identification.

5.6.13.3 The fibre colouring shall not interfere with light injection and detection systems used in fusion splicing machines.

5.6.14 Splicing During Installation

The manufacturer shall propose splicing instruments, tools and work methods to allow splices to be made in the field with an average splice loss per splice of 0.02dB for SM and 0.01dB for MM. Maximum value of splice loss shall not exceed 0.05 dB for SM fibre. Splice loss histogram from the statistics exhibited by the machine being offered shall be presented with the bid by the bidders.

5.7 CORE WRAPPING

For cables with metallic moisture barrier design, assembled filled core shall be completely covered with one or more continuous layers of material conforming to the following requirements.

5.7.1 The wrapping shall be a fully dielectric material such as polyethylene or polypropylene.

5.7.2 The wrapping shall act as a heat barrier to prevent deformation, adhesion or damage to the components and materials of the core.

5.7.3 The wrapping shall not adhere to the cable components.

5.8 INTERNAL IDENTIFICATION

Internal identification of the cable shall be repeated at maximum intervals of 300 mm. Two methods are allowed.

5.8.1 An identification tape placed longitudinally within the cable. It shall be durably marked with WorldCALL Telecom. Limited, the manufacturer's name or trademark and the year of manufacture of the cable.

5.8.2 Alternatively the above details may be printed on the core wrapping.

5.9 MOINSTURE BARRIER

Metallic or non-metallic moisture barrier conforming to the following requirements shall be applied.

5.9.1 Metallic Moisture Barrier

5.9.1.1 A polyethylene co-polymer coated aluminium tape shall be applied longitudinally over the core wrap with an overlap. The shield overlap shall not be less than 3mm or 20% of shield circumference which ever is more. Co-polymer coating shall be applied on both sides. Thickness of the protective co-polymer coating on each side of the aluminium tape shall be minimum of 0.05mm.

5.9.1.2 The metal tape shall comply with the requirements for Type 1, class 1 tape as described in ASTMB 736.

5.9.1.3 The nominal thickness of the aluminium tape without coating shall be 0.2mm. The foil shall be electrically continuous throughout the length. A tolerance of thickness of ±0.013mm is allowed. (RQ).

5.9.1.4 The polyethylene sheath shall be firmly bonded to the coated aluminium tape.

Peel Test: Adhesion of Aluminium Tape to the sheath. (RQ)

Median peel strength of 5 samples shall exceed 1.5 N/mm width when tested according to the method described in IEC 708-1.

5.9.1.5 All joints in the tape shall be welded. Any section of the tape containing a joint shall have breaking strength not less than 80% of non-jointed tape. The electrical resistance of a 1.0-meter tape section containing a joint shall not exceed 110% of an equivalent length without a joint. The area of the joint shall be recoated with co-polymer, on both sides of the tape. No more than two joints are permitted per 500-meter length of cable. The joints shall have the same resistance to the water penetration as the non-jointed tape.

5.9.2. Non Metallic Moisture Barrier

Non-metallic moisture barrier shall be water swellable tape based compatible with other components of cable.

5. 10 INNER (FIRST) SHEATH FOR DIRECT BURRIED CABLE

5.10.1 The inner sheath shall be LDPE or MDPE of classification as in clause 5.10.3. The sheath shall be circular, free from pinholes, joints, repairs and other defects.

5.10.2 The nominal thickness of the inner first sheath shall be minimum of 1mm. The average thickness at any cross section shall not be less than 90% of the nominal thickness. The minimum spot thickness shall not be less than 80% of the nominal thickness.

5.10.3 Polyethylene Classification (RQ)

The inner sheath shall consist of tough weather resistant polyethylene conforming to the following classification from ASTMD 1248. The following classification tests shall be performed on raw material.

5.10.3.1 Type 1 or 2, corresponding to low or medium density polyethylene with density ranging from 910 to 940 kg per cubic meter.

5.10.3.2 Class C, corresponding to black weather resistant polyethylene containing 2.5±0.5% of well dispersed carbon black and other additives as agreed upon.

5.10.3.3 Category 4 or 5, i.e. polyethylene with a melt flow index less than 1.0.

5.10.3.4 Polyethylene, which has the properties of, grade J3 as detailed in Table 3 of ASTMD 1248.

5.10.4 Elongation of Sheath After Aging (RQ)

Samples removed from completed cable shall comply with the requirements of IEC 708-1.

5.10.5 Mechanical Properties of Sheath

Sheath removed from cable shall be tested according to the method of ASTM D 2633 and shall satisfy the mechanical properties for the type of polyethylene used as shown in the following table:

	LDPE	MDPE	HDPE
Tensile strength (MPa)	12	16.5	16.5
Percent Elongation	400	300	300

5.11 **OUTER SHEATH FOR DUCT AND DIRECT BURIED CABLE**

The outer sheath shall be a tough weather resistant sheathing grade of polyethylene conforming to the requirements of clause 5.10.3 except that the type shall be at the discretion of the manufacturer. The tenderer shall state the type to be used. Tenderer may submit alternate materials, which are at least equivalent or better to the sheathing grade polyethylene for which sufficient supporting evidence must also be submitted.

5.11.1 The sheath shall be circular free from pinholes, joints repairs and other defects. The nominal thickness of the sheath shall be minimum 2.0 mm. The sheath thickness variation shall comply with clause 5.10.2.

5.11.2 **Mechanical Properties Of Outer Sheath**

Sheath removed from the cable shall be tested according to the test method of ASTM D 2633 and shall satisfy the mechanical properties for the type of polyethylene used as shown in table in clause 5.10.5.

5.12 **CORRUGATED STEEL TAPE ARMOUR**

5.12.1 Corrugated steel tape conforming to the following requirements shall be applied in between inner and outer sheaths in direct buried cable.

5.12.2 The corrugated steel tape armour shall be of electrolytic chrome coated steel tape.

5.12.3 The corrugated steel tape shall be of thickness 0.15±0.02 mm. It shall be coated on both sides with a copolymer film of 0.05 mm thickness. (RQ)

5.12.4 The corrugated steel tape shall be bonded to outer sheath and applied with a viscous compound on inner side to prevent adhesion and to form a moisture barrier in direct buried cable. The viscous compound shall not affect the sheaths or any cable material.

5.12.5 The corrugated steel tape shall be applied longitudinally with a minimum overlap of 3 mm. The copolymer shall bond and effectively seal the overlap. Alternatively manufacturers may use additional suitable adhesives to seal the overlap.

5.12.6 The tape shall be electrically continuous for the cable length. (RQ)

5.12.7 All joints in the tape shall be welded. Any section of tape containing a joint shall have breaking strength not less than 80% of non-jointed tape. The electrical resistance of a 1.0-meter tape section containing a joint shall not exceed 110% of an equivalent length without a joint. The area of the joint shall be recoated with copolymer on both sides of the tape. No more than two joints are permitted per 500 meters length of cable. The joints shall have the same resistance to water penetration as non-jointed tape. (RQ)

5.13 ADDITIONAL PROTECTION FOR AGGRESSIVE ENVIRONMENTS (OPTIONAL)

Available from the cable manufacturer protection sheath constructions for aggressive environments for direct burial fibre optic cables in e.g. rocky and stony soil, marshy soils, for rodent protection lakes/small canal crossings etc. etc in additional to the requirements already specified shall be described in detail by the bidders. As an option F.O. Cable with each type of second additional protection price per Km shall be quoted.

5.14 CABLE DELIVERY LENGTHS

Fibre optic cable shall be supplied in nominal lengths of four (4) or six (6) km unless agreed otherwise. Specific lengths may also be ordered in the purchase order.